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[LOGO]    [PROTECTION ONE(R) LETTERHEAD]
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FOR FURTHER INFORMATION CONTACT:
--------------------------------

Mr. John W. Hesse Executive Vice President and Chief Financial Officer (503) 520-6010
or Montgomery W. Cornell, Treasurer (503) 520-6019
Protection One, Inc.
www.protectionone.com

FOR IMMEDIATE RELEASE
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                 PROTECTION ONE ANNOUNCES AGENCY AGREEMENT WITH
                        SOUTHWESTERN BELL TELEPHONE CO.

        Culver City, California, June 23, 1997 -- Protection One (Nasdaq: ALRM) announced today it has entered into a five-year automatically renewable agreement with Southwestern Bell Telephone Co., which will act as Protection One's sales and billing agent in Southwestern Bell's traditional five state territory for the purposes of selling alarm monitoring services. Southwestern Bell also will market, sell, install and maintain alarm systems monitored by Protection One. Billings for Protection One's services will be reflected on the customer's monthly telephone bill.

        Jim Mackenzie, Chief Executive Officer and President of Protection One said, "We are excited to have Southwestern Bell as our new sales agent. Given their large customer base, marketing resources, low cost of capital and operational expertise, this relationship represents an opportunity for us to generate large numbers of subscribers and potentially significant "unleveraged" cash flow. This relationship is truly a "win-win" situation where both organizations can capitalize on their respective strengths. In addition, this relationship gives Protection One the ability to leverage its infrastructure by providing monitoring, call center and other services to a larger subscriber base."

        Statements contained in this press release concerning the Company's outlook for the sales agency and other statements of management's beliefs and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to add subscribers and generate significant cash flow through the sales agency relationship. Other risk factors are described in the cautionary statements included in Protection One's prospectus dated January 2, 1997 (pages 5-11) and Protection One's Current Report on Form 8-K dated September 20, 1996, which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

        Protection One provides security alarm monitoring services and sells, installs, and services security alarm systems for residential and small business subscribers, substantially all of whom are located in the seven western states of Arizona, California, Nevada, New Mexico, Oregon, Utah and Washington.

        Southwestern Bell Telephone Co., which provides service in Texas, Oklahoma, Missouri, Arkansas and Kansas, is a subsidiary of SBC Communications Inc. (NYSE: SBC).